Exhibit 99.2

FinTech Acquisition Corp. III Announces Completion of $345,000,000 Initial Public Offering, Including Full Exercise of Over-Allotment Option

PHILADELPHIA, PA, Nov. 20, 2018 (GLOBE NEWSWIRE) -- FinTech Acquisition Corp. III (NASDAQ:FTACU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses or entities in the financial technology industry, today completed its initial public offering of 34,500,000 units at a price of $10.00 per unit, which includes 4,500,000 units issued pursuant to the underwriters’ over-allotment option, for gross proceeds to the Company of $345,000,000. The Company’s units began trading on November 16, 2018 on the Nasdaq Capital Market under the symbol “FTACU”. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. served as the sole book-running manager and Northland Capital Markets as co-manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 15, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member of FINRA/SIPC.

Contact Information:

James J. McEntee, III
President and Chief Financial Officer
FinTech Acquisition Corp. III
james@ftspac.com
(212) 735-1498